UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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j2 GLOBAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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j2 Global, Inc.
6922 Hollywood Boulevard, Suite 500
Los Angeles, California 90028

Dear Stockholder:

We cordially invite you to attend the j2 Global, Inc. 2014 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 7, 2014, at 10:00 a.m. local time at the Loews Hollywood Hotel, 1755 N. Highland Avenue, Los Angeles, California 90028. Details regarding the meeting and the business to be conducted are more fully described in the Notice of Internet Availability of Proxy Materials you received in the mail and in the attached proxy statement.

At the meeting, stockholders will vote on important matters. Please take the time to carefully read the proposals described in the attached proxy statement.

Thank you for your support of j2 Global, Inc.

Sincerely,

Richard S. Ressler
Chairman of the Board

This notice of annual meeting and proxy statement are being distributed and made available on or about March 26, 2014.

j2 Global, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 7, 2014

We will hold the 2014 Annual Meeting of Stockholders of j2 Global, Inc., a Delaware corporation, at the Loews Hollywood Hotel, 1755 N. Highland Avenue, Los Angeles, California 90028, on Wednesday, May 7, 2014, at 10:00 a.m. local time, for the following purposes:

1.	To elect six directors to serve for the ensuing year and until their successors are duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP to serve as j2 Global’s independent auditors for fiscal 2014;

3.	To provide an advisory vote on the compensation of j2 Global’s named executive officers; and

4.	To transact such other business as may properly come before the meeting and any adjournment(s) and postponement(s) thereof.

The foregoing items of business are more fully described in the proxy statement which is attached to, and made a part of, this notice.

The Board of Directors has fixed the close of business on March 11, 2014, as the record date for determining the stockholders entitled to receive notice of, and to vote at, the 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof.

For the first time this year, we are using the “Notice and Access” method of providing proxy materials to you via the Internet.  We are convinced this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while also conserving resources and reducing the costs of printing and mailing the proxy materials.  On or about March 26, 2014, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote via the Internet.  The Notice also contains instructions on how to receive a paper copy of the proxy materials.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to submit your proxy or voting instructions as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Jeffrey D. Adelman
Vice President, General Counsel and Secretary

March 26, 2014
Los Angeles, California

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
PROPOSAL 1 — ELECTION OF DIRECTORS	5
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	8
PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	9
CORPORATE GOVERNANCE	10
MEETINGS AND COMMITTEES OF THE BOARD	11
DIRECTOR COMPENSATION	14
EXECUTIVE OFFICERS	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	19
EXECUTIVE COMPENSATION	20
COMPENSATION COMMITTEE REPORT	27
COMPENSATION RISK	27
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	28
AUDIT COMMITTEE REPORT	36
INFORMATION ABOUT j2 GLOBAL’S AUDITORS	37
REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS	38
DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING	38
COST OF ANNUAL MEETING AND PROXY SOLICITATION	39
HOUSEHOLDING	39
OTHER MATTERS	40

i

j2 Global, Inc.
6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028

March 26, 2014

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

Who Is Soliciting My Vote?

The Board of Directors of j2 Global, Inc. (“j2 Global” or the “Company”) is soliciting your vote at the 2014 Annual Meeting of j2 Global’s stockholders (the “Annual Meeting”).

What Will I Be Voting On?

1.	A proposal to elect six members to the j2 Global Board of Directors (see page 5);

2.	A proposal to ratify the appointment of BDO USA, LLP (“BDO”) to serve as j2 Global’s independent auditors for fiscal 2014 (see page 8); and

3.	A proposal to provide an advisory vote on the compensation of j2 Global’s named executive officers (see page 9).

How Many Votes Do I Have?

You will have one vote for every share of j2 Global common stock you owned at the close of business on March 11, 2014 (the “record date”).

How Many Votes Can Be Cast By All Stockholders?

47,528,435, which represents the total number of shares of j2 Global common stock that were outstanding and eligible to vote on the record date.

How Many Votes Must Be Present to Hold the Meeting?

A majority of the votes that can be cast, or 23,764,218 votes. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting.

What is the Required Vote to Approve Each Proposal?

For Proposal 1 – Election of Directors – to be elected to the j2 Global Board of Directors, each of the six nominees must receive the affirmative vote of the majority of shares of j2 Global common stock present or represented by proxy and voting at the Annual Meeting (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee).  If the votes cast “for” a nominee do not exceed the votes cast “against” a nominee, pursuant to our Corporate Governance Guidelines, the nominee must promptly tender his resignation for consideration by the Company’s Corporate Governance and Nominating Committee, which will recommend to the Board of Directors the action to be taken.

For Proposal 2 – Ratification of Selection of Independent Auditors – and Proposal 3 – Advisory Vote on the Compensation of the Named Executive Officers – approval requires the affirmative vote of holders of a majority of shares of j2 Global common stock present or represented and entitled to vote at the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

●	View our proxy materials for the Annual Meeting on the Internet; and

●	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

The Notice, proxy statement, proxy card and the 2013 Annual Report are available at www.proxyvote.com.

How can I obtain paper or email copies of proxy materials?

The Notice contains a toll-free telephone number, an email address, and a website where stockholders can request a paper or an email copy of the proxy statement, proxy card and the 2013 Annual Report. These proxy materials are available free of charge.

Can I vote my shares by filling out and returning the Notice?

No.  The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it.  The Notice provides instructions on how to vote by Internet or how to request a paper proxy card.

How Do I Vote?

If you are a stockholder of record, you can vote either in person at the Annual Meeting, by proxy without attending the Annual Meeting or as otherwise provided in this mailing.  You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card.

If you own your j2 Global stock through a bank or broker, you may also vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the instructions that the broker or nominee provides to you.

If you want to vote in person at the Annual Meeting and you hold your j2 Global stock through a bank or broker (that is, in street name), you must obtain a proxy from your bank or broker and bring that proxy to the Annual Meeting.

Can I Revoke My Proxy?

Yes. If you are a stockholder of record, just send in a new proxy card with a later date or send a written notice of revocation to j2 Global’s Secretary at 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028. If you own your j2 Global stock through a bank or broker, follow the instructions provided by your bank or broker. In addition, if you are a stockholder of record, attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used. Attendance at the Annual Meeting will not by itself revoke a proxy.

What If I Vote “Abstain”?

Abstentions are counted as votes present for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. An abstention has no effect on the outcome of Proposal 1 – Election of Directors. An abstention has the same effect as a vote against Proposal 2 – Ratification of Selection of Independent Auditors – and Proposal 3 – Advisory Vote on Compensation of the Named Executive Officers.

What if I Don’t Provide Specific Voting Instructions?

If you return a proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR ratification of the appointment of BDO as j2 Global’s independent auditors, FOR approval of an advisory resolution approving the compensation paid to j2 Global’s named executive officers, and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

If you don’t vote your shares held in street name, your broker will not be able to vote your shares on certain matters scheduled to come before the Annual Meeting. If you want your vote to count in the election of directors, it is critical that you cast your vote on Proposal 1 – Election of Directors. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf as it felt appropriate. Recent changes in regulation take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. In addition, your broker is not permitted to vote your uninstructed shares on Proposal 3 – Advisory Vote on Compensation of the Named Executive Officers. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, or the approval, on an advisory basis, of compensation of the named executive officers, no votes will be cast on your behalf. Your broker will, however, continue to have discretion to vote any uninstructed shares on Proposal 2 – Ratification of Selection of Independent Auditors.

If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don’t give your broker instructions on how to vote your shares, or your broker has such discretion but does not exercise it, the votes will be broker non-votes, which will be counted for purposes of determining whether a quorum is present for transaction of business at the Annual Meeting. Broker non-votes will have no effect on the vote for Proposal 1 – Election of Directors, Proposal 2 – Ratification of Selection of Independent Auditors or Proposal 3 – Advisory Vote on Compensation of the Named Executive Officers.

If you are the owner of record, and you don’t vote your shares held in your name, your shares will not be counted as present for purposes of determining whether a quorum exists for transaction of business at the Annual Meeting, and no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

What Happens if the Meeting is Postponed or Adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who Can I Contact if I Have Questions Concerning the Annual Meeting?

If you have any further questions about voting your shares or attending the Annual Meeting, or wish to obtain directions to the Annual Meeting, please call or email j2 Global’s Investor Relations Department at 323-657-5371 or investor@j2global.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2014

The Notice of Internet Availability of Proxy Materials, the proxy statement and j2 Global’s 2013 Annual Report are available on the Investor Relations section of j2 Global’s website at http://investor.j2global.com/sec.cfm.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

A Board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed on the proxy card, the proxy holders will vote the proxies received by them for j2 Global’s six nominees named below, each of whom is currently a director of j2 Global. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, neither of which is expected to occur, the proxies will be voted for such nominee as shall be designated by the current j2 Global Board of Directors to fill the vacancy.

Vote Required

Each share of j2 Global common stock may vote for up to six director-nominees. Votes may not be cumulated. If a quorum is present, each of the nominees receiving the affirmative vote of the majority of shares voting at the Annual Meeting will be elected to the j2 Global Board of Directors.

The term of office of each person elected as a director will continue until the next Annual Meeting or until his successor has been duly elected and qualified.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees

The names of the nominees, their ages at the record date and certain other information about them are set forth below:

Name	Age	Principal Occupation	Director Since
Richard S. Ressler(4)	55	President of Orchard Capital Corporation	1997
Douglas Y. Bech(2)(3)	68	Chairman and CEO of Raintree Resorts International	2000
Robert J. Cresci(1)(2)(4)	70	Managing Director of Pecks Management Partners Ltd.	1998
W. Brian Kretzmer(1)(3)	60	Private Investor	2007
Stephen Ross(1)	65	Executive Vice President – Recreational Enterprises of Warner Bros Entertainment, Inc.	2007
Michael P. Schulhof(2)(3)(4)	71	Managing Partner of GTI Capital Group	1997
________________

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Corporate Governance and Nominating Committee

(4)	Member of the Executive Committee

There are no family relationships among any of the directors or executive officers of j2 Global.

Director Backgrounds and Qualifications

The following paragraphs provide information as of the date of this proxy statement about each director nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. Also included is a brief discussion of the specific experience, qualifications, attributes and skills of each nominee that led our Board of Directors to the conclusion that the nominee should serve as a director. In addition to the specifically noted criteria, j2 Global believes that each nominee has a reputation for integrity and honesty and has demonstrated business acumen and an ability to exercise sound judgment.

Richard S. Ressler has been Chairman of the Board of Directors and a director of j2 Global since 1997, and served as j2 Global’s Chief Executive Officer from 1997 to 2000, serving in each of these capacities pursuant to a consulting agreement between j2 Global and Orchard Capital Corporation (“Orchard Capital”). Mr. Ressler is the founder and President of Orchard Capital, a firm that provides consulting and advisory services to companies (including j2 Global) in which Orchard Capital or its affiliates invest. He has been President of Orchard Capital since 1994. Through his affiliation with Orchard Capital, Mr. Ressler serves in various senior capacities with, among others, CIM Group, L.P., (together with its affiliates, “CIM”), a real estate investment and management company and Orchard First Source Asset Management (together with its affiliates, “OFSAM”), an investment adviser focusing on middle market debt investments. Both OFSAM and its wholly owned subsidiary, OFS Capital Management, LLC, are registered with the SEC as registered investment advisers. Mr. Ressler currently serves on the board of PMC Commercial Trust and also serves as a board member for various private companies in which Orchard Capital or its affiliates invest. Mr. Ressler’s extensive experience with, and knowledge of, business management and finance are invaluable to our Board’s discussions.

Douglas Y. Bech has served as a director of j2 Global since November 2000. From August 1988 through November 2000, he served as a director of eFax.com, a company j2 Global acquired in November 2000. Since August 1997, Mr. Bech has served as Chairman and Chief Executive Officer of Raintree Resorts International, a company that owns and operates vacation ownership resorts throughout North America. Mr. Bech practiced securities and corporate finance law from 1970 until 1997. He served on the board of Frontier Oil Corporation since 1993, which merged with Holly Corporation in July 2011 and is now HollyFrontier Corporation, and is currently the lead independent director of HollyFrontier. Mr. Bech also serves on the board of PMC Commercial Trust. Mr. Bech’s previous work as a securities and corporate finance lawyer, as a director of another public company and his current experience as a chief executive officer of a private enterprise engaged in marketing, management and consumer finance in three different countries provide expertise on corporate governance and a unique perspective to the Board.

Robert J. Cresci has been a director of j2 Global since 1998. Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since 1990. He currently serves on the boards of Luminex Corporation, OFS Capital Corporation and PMC Commercial Trust. Mr. Cresci previously served on the board of Continucare Corporation until 2011 and the board of Sepracor, Inc. until 2009. Mr. Cresci’s extensive knowledge of investment management and accounting from his experience with Pecks Management Partners and his experience serving on other public company boards of directors have proven invaluable to our Board’s discussions regarding investment strategies, accounting issues and public company matters.

W. Brian Kretzmer was elected to j2 Global’s Board of Directors in July 2007. He is currently an investor in several private firms where he serves in multiple capacities. From 1999 to 2006, Mr. Kretzmer was Chief Executive Officer of MAI Systems Corporation (which operated principally through its subsidiary Hotel Information Systems), a provider of enterprise management solutions for lodging organizations. He also served as Chief Financial Officer of MAI Systems Corporation from 1999 to 2000. Mr. Kretzmer’s experience with MAI Systems Corporation provides the Board a valuable operational and financial perspective and accounting expertise.

Stephen Ross was elected to j2 Global’s Board of Directors in July 2007. From 1989 to the present, he has served in various positions with Warner Bros Entertainment, Inc. He is currently Executive Vice President – Recreational Enterprises. Until 2009, Mr. Ross also served as a director of Grill Concepts, Inc., a restaurant company. Mr. Ross’ more than 20 years of broad experience with one of the world’s premiere entertainment companies provides the Board a unique perspective.

Michael P. Schulhof has been a director of j2 Global since 1997. Mr. Schulhof is a managing partner of GTI Capital Group, a New York and India based firm that specializes in private equity investments, as well as advisory services in the aerospace, healthcare, energy and media sectors. From 1993 to 1996, he was President and Chief Executive Officer of Sony Corporation of America. Mr. Schulhof is a member of the Board of Trustees of the Solomon R. Guggenheim Foundation, an Honorary Trustee of the Brookings Institution and Chairman of the American Hospital of Paris Foundation. Mr. Schulhof’s extensive experience with global business operations and finance, together with his leadership roles with major educational, charitable and arts institutions, brings the Board a diverse and valuable perspective.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

General

The Audit Committee of the Board of Directors has selected BDO as independent auditors for j2 Global for the fiscal year ending December 31, 2014. On March 17, 2014, the Audit Committee approved the selection of BDO as j2 Global’s independent auditors for the fiscal year ending December 31, 2014.  SingerLewak LLP (“SingerLewak”) was j2 Global’s independent auditors for the fiscal year ended December 31, 2013, and will continue to serve as the Company’s independent auditors for the first quarter of fiscal 2014. Notwithstanding the ratification of BDO as j2 Global’s independent auditors, the Audit Committee, in its discretion, may direct appointment of new independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interests of j2 Global and its stockholders. In addition, if the stockholders do not ratify the appointment of BDO, the Audit Committee will consider the appointment of other independent auditors, but is not required to do so. Representatives of BDO are expected to be present at the Annual Meeting and available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they wish to do so.

Vote Required

Ratification of BDO as j2 Global’s auditors for the fiscal year ending December 31, 2014, requires the affirmative vote of the holders of a majority of shares of j2 Global common stock present or represented and entitled to vote at the Annual Meeting.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 – RATIFICATION OF SELECTION OF BDO AS j2 GLOBAL’S INDEPENDENT AUDITORS.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

j2 Global is seeking approval of an advisory resolution on its compensation of the named executive officers, as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured j2 Global’s executive compensation program to link compensation to continuous improvements in corporate performance and increase in stockholder value. j2 Global’s executive compensation program goals include the following:

●
to establish pay levels that attract, retain and motivate highly qualified executive officers, while considering the overall market competitiveness for such executive talent and balancing the relationship between total stockholder return and direct compensation;

●	to align executive officer remuneration with the interests of the stockholders;

●	to recognize superior individual performance;

●
to balance base and incentive compensation to complement j2 Global’s annual and longer-term business objectives and strategies and encourage the fulfillment of those objectives and strategies through executive officer performance; and

●	to provide compensation opportunities based on j2 Global’s performance.

j2 Global urges stockholders to read the “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement, which describes in more detail how j2 Global’s executive compensation policies and procedures operate and are designed to achieve its compensation goals, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 29 through 35, which provide detailed information on the compensation of j2 Global’s named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving j2 Global’s goals, and that the compensation of the named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), j2 Global is asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of j2 Global, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation program.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3 – APPROVAL OF THE ADVISORY RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

j2 Global’s Board of Directors has adopted Corporate Governance Principles and a Code of Business Conduct and Ethics (the “Code”), which are both posted, along with the charters for the Audit, Compensation and Corporate Governance and Nominating Committees, in the corporate governance section of j2 Global’s website at http://investor.j2global.com/documents.cfm.

Corporate Governance Principles

j2 Global’s Corporate Governance Principles provide guidelines that govern the qualifications and conduct of the Board of Directors. The Corporate Governance Principles are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance listing requirements applicable to companies whose securities are listed on the Nasdaq Global Select Market (the “Nasdaq listing standards”). The Corporate Governance Principles address, among other things:

●
the independence and other qualifications of members of the j2 Global Board of Directors and its committees. The Corporate Governance Principles provide that a majority of the directors, and all members of the Audit, Compensation and Corporate Governance and Nominating Committees, shall be independent of j2 Global and its management;

●	the functions of the Board of Directors in relation to oversight of j2 Global;

●	the selection, evaluation and approval of compensation of j2 Global’s executive officers;

●	the organization and basic function of committees of the Board of Directors; and

●	the authority of the Board of Directors and committees to engage outside advisors.

Code of Business Conduct and Ethics

j2 Global’s Code of Business Conduct and Ethics applies to all directors, officers and employees of j2 Global, including j2 Global’s Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer and Vice President, General Counsel & Secretary. The Code embodies j2 Global’s commitment to conduct its business in accordance with all applicable laws, rules and regulations, and the highest ethical standards. The Code is posted on the corporate governance page of j2 Global’s website, and can be accessed at http://investor.j2global.com/documents.cfm.

Board Leadership

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the different responsibilities fulfilled by the Chief Executive Officer and the Chairman of the Board at j2 Global. The Chief Executive Officer is responsible for setting the strategic direction for j2 Global and for the day-to-day leadership and performance of j2 Global, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for, and presides over, meetings of the Board of Directors.

Director Independence

Douglas Y. Bech, Robert J. Cresci, W. Brian Kretzmer, Stephen Ross and Michael P. Schulhof are independent directors, as defined in the Nasdaq listing standards and as determined by j2 Global’s Board of Directors.

In July 2010, Congress adopted the Dodd Frank Wall Street Reform and Consumer Protection Act. As part of this legislation, Congress commissioned the SEC to issue rules requiring that members of the compensation committees of the board of directors of publicly listed companies and their compensation advisors be independent.  In January 2013, the SEC approved proposed Nasdaq listing standards relating to the independence of compensation committees and their compensation advisors.  The Company has reviewed the new independence criteria approved by the SEC to ensure that the members of its Compensation Committee and its compensation advisors will meet the new independence requirements.

Communications with the Board of Directors and the Audit Committee

The Board of Directors welcomes communications from stockholders and has adopted a procedure for receiving and addressing them. Interested parties may also submit complaints regarding accounting, internal accounting controls or auditing matters to j2 Global’s Audit Committee. Stockholders may send written communications to the entire Board of Directors, to the Audit Committee or to individual members, addressing them to j2 Global, Inc., 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028, Attention: Corporate Secretary. Communications by e-mail should be addressed to investor@j2global.com and marked “Attention: Corporate Secretary” in the “Subject” field.

The Board of Directors has instructed the Secretary to review all communications so received (via e-mail or otherwise), and to exercise his discretion not to forward to members of the Board of Directors correspondence that is inappropriate, such as business solicitations, frivolous communications, advertising, routine business matters (i.e., business inquiries, complaints or suggestions) and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the Board of Directors.

Risk Management

The Board of Directors plays an active role, as a whole and also at the committee level, in overseeing management of j2 Global’s risks and strategic direction. The Board of Directors regularly reviews information regarding j2 Global’s liquidity and operations, as well as the risks associated with each. j2 Global’s Compensation Committee is responsible for overseeing the management of risks relating to j2 Global’s executive compensation plans and arrangements. The Audit Committee oversees the process by which j2 Global’s senior management and the relevant departments assess and manage j2 Global’s exposure to, and management of, financial risks. The Corporate Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings and Attendance at Annual Meeting

The Board of Directors of j2 Global held a total of ten meetings during 2013 and also conducted business by written consent. During 2013, each director attended at least seventy-five percent (75%) of all of the meetings of the Board of Directors and the committees of which he was a member. j2 Global encourages, but does not require, members of the Board of Directors to attend annual stockholder meetings. Five of j2 Global’s six directors attended j2 Global’s 2013 Annual Meeting of Stockholders.

Executive Sessions

In accordance with j2 Global’s Corporate Governance Principles, executive sessions of non-management directors are held at least twice a year. The sessions are scheduled and chaired by the Chairman of the Audit Committee. Any non-management director can request that an additional executive session be scheduled.

Board Committees

The Board of Directors has established four standing committees: Audit, Compensation, Corporate Governance and Nominating, and Executive. The Audit, Compensation and Corporate Governance and Nominating Committees are composed solely of independent directors as defined in the Nasdaq listing standards and determined by the Board of Directors.  The charters of the Audit, Compensation and Corporate Governance and Nominating Committees are each posted on the corporate governance portion of j2 Global’s website at http://investor.j2global.com/documents.cfm.

Audit Committee

The Audit Committee currently consists of Messrs. Kretzmer, Ross and Cresci, who is the Chairman of the Committee. The Audit Committee is comprised solely of directors who meet all the independence standards for audit committee members as set forth in SOX, the rules of the SEC adopted pursuant to SOX and the Nasdaq listing standards. The Board of Directors has determined that Mr. Cresci is an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to SOX and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and the Nasdaq listing standards. The Board of Directors has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Audit Committee is responsible for, among other things, retaining and overseeing j2 Global’s independent auditors, approving the services performed by them and reviewing j2 Global’s financial reports and reporting process, accounting principles and its system of internal accounting controls. The Audit Committee held six meetings in 2013. See the “Audit Committee Report” below.

Compensation Committee

The Compensation Committee currently consists of Messrs. Bech, Cresci and Schulhof, who is the Chairman of the Committee.  The Compensation Committee is comprised solely of directors who meet all the independence standards for compensation committee members as set forth in the Nasdaq listing standards.  The Compensation Committee is responsible for, among other things:

●	administering j2 Global’s compensation programs, including its stock-based compensation plans;

●
reviewing the performance of j2 Global’s executives and recommending to the Board of Directors, for approval by a majority of independent directors, goals and objectives, as well as compensation (including, salary, bonus and equity grants) for j2 Global’s executives;

●	periodically evaluating compensation paid to non-management members of the Board of Directors, including monitoring the competitiveness and composition of director compensation;

●	recommending to the Board of Directors changes to j2 Global’s compensation policies and benefits programs; and

●	otherwise seeking to ensure that j2 Global’s compensation philosophy is consistent with j2 Global’s best interests and is properly implemented.

The Compensation Committee also has the authority to retain and terminate compensation consultants.  The Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its compensation consultant for fiscal 2013, to provide information to the Compensation Committee related to compensation of our executive management team and our peer group of comparison companies.

The Compensation Committee’s charter does not provide for the delegation of the Compensation Committee’s responsibilities. The Compensation Committee held seven meetings in 2013. See the “Compensation Committee Report” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Messrs. Kretzmer, Schulhof and Bech, who is the Chairman of the Committee. The Corporate Governance and Nominating Committee is responsible for, among other things:

●
identifying, evaluating and nominating qualified individuals to become director nominees at j2 Global’s annual meetings of stockholders or to fill vacancies occurring between annual meetings of stockholders;

●	recommending members of the Board of Directors for nomination to, or to fill vacancies on, the standing committees of the Board of Directors;

●	developing and recommending to the Board of Directors standards for addressing conflicts of interest;

●	developing, recommending to the Board of Directors and reviewing j2 Global’s Corporate Governance Principles; and

●	evaluating the performance of the Board of Directors and its committees.

The Corporate Governance and Nominating Committee has not established specific minimum age, education, experience or skill requirements for potential director nominees. In selecting director nominees, the Corporate Governance and Nominating Committee takes into consideration various factors to find candidates that will be able to represent the interests of the stockholders, including judgment, skill, diversity, integrity, educational background, experience with businesses and other organizations of a comparable size, the interplay of the candidate’s experience with that of the other members of the Board of Directors and the extent to which a candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors. Although the Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity, in accordance with the Company’s Corporate Governance Principles, the Corporate Governance and Nominating Committee endeavors to seek nominees representing diverse experience in policy-making positions in business and technology, and in areas that are relevant to the Company’s global activities. The Corporate Governance and Nominating Committee evaluates the diversity in experience of its directors annually in recommending the slate of nominees to the full Board of Directors, and j2 Global believes that the current Board of Directors reflects the diversity of experience it seeks.

The Corporate Governance and Nominating Committee may consider candidates proposed by management or by stockholders, but is not limited to such candidates. The Corporate Governance and Nominating Committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by other sources. j2 Global sets forth its policy with regard to the consideration of any director candidates recommended by stockholders in its Bylaws. See “Deadline for Submitting Stockholder Proposals and Director Nominations for the Next Annual Meeting” for more information regarding the procedures for the consideration of any director candidates recommended by stockholders.

The Corporate Governance and Nominating Committee held three meetings in 2013.

Executive Committee

The Executive Committee currently consists of Messrs. Cresci, Schulhof and Ressler, who is the Chairman of the Committee. The Executive Committee may take certain action permitted by law and j2 Global’s Bylaws in the intervals between meetings of the full Board of Directors. The Executive Committee did not hold meetings in 2013.

DIRECTOR COMPENSATION

During fiscal 2013, each director received an annual retainer payable in equal monthly installments (the “Annual Retainer”). In addition to the Annual Retainer, the Chairman of each of the Audit, Compensation and Corporate Governance and Nominating Committees received an additional fee, payable in equal monthly installments.  The Annual Retainer for Mr. Ressler, the Chairman of the Board, is $276,000 and the Annual Retainer for all other directors is $60,000.  In addition, the Chairman of the Audit Committee receives $20,000 and the Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee receives $15,000.  Mr. Ressler’s Annual Retainer is paid pursuant to a consulting agreement between j2 Global and Orchard Capital, a company controlled by Mr. Ressler. The agreement is terminable by either party by written notice delivered at least 30 days prior to commencement of the next six-month term.

At the first scheduled Board of Directors meeting following the 2013 Annual Meeting of stockholders, each director received restricted shares of the Company’s common stock with a fair market value of $180,000 on the date of grant which fully vest on April 30, 2014.

The following table contains information with respect to the compensation of j2 Global’s directors for the fiscal year ended December 31, 2013.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Richard S. Ressler	$276,000	(1)	$179,991	–	–	–	–	$455,991

Douglas Y. Bech	$75,000		$179,991	–	–	–	–	$254,991

Robert J. Cresci	$80,000		$179,991	–	–	–	–	$259,991

W. Brian Kretzmer	$60,000		$179,991	–	–	–	–	$239,991

Stephen Ross	$60,000		$179,991	–	–	–	–	$239,991

Michael P. Schulhof	$75,000		$179,991	–	–	–	–	$254,991
________________

(1)	Payments to Mr. Ressler are made pursuant to a consulting agreement between j2 Global and Orchard Capital, a company controlled by Mr. Ressler.

(2)
These amounts represent the grant date fair value under FASB ASC Topic No. 718, Compensation – Stock Compensation (“ASC 718”) for restricted stock awards granted in 2013. The ASC 718 value as of the grant date for stock awards is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the ASC 718 amount will ever be realized. Assumptions used in the calculation of these amounts for awards granted in 2013 are included in Note 13, “Stock Options and Employee Stock Purchase Plan” to the audited financial statements for the fiscal year ended December 31, 2013, included in j2 Global’s Annual Report on Form 10-K filed with the SEC on March 3, 2014.

(3)	Messrs. Ressler, Bech, Kretzmer, Schulhof, Cresci and Ross each had restricted stock awards totaling 16,988 shares of j2 Global common stock outstanding at fiscal year end.

(4)
The directors had the following outstanding stock options at fiscal year end: Mr. Ressler: 241,857; Mr. Bech: 81,857; Mr. Cresci: 241,857; Mr. Kretzmer: 62,421; Mr. Ross: 69,734; and Mr. Schulhof: 22,741.

EXECUTIVE OFFICERS

The following sets forth certain information regarding j2 Global’s executive officers (ages are as of the record date):

Nehemia Zucker, 57, became j2 Global’s Chief Executive Officer in May 2008. From August 2005 to May 2008, Mr. Zucker was Co-President and Chief Operating Officer.  From April to August 2005, he served as Co-President, and from May 2003 to August 2005, he served as Chief Marketing Officer. From December 2000 to May 2003, Mr. Zucker served as Chief Marketing Officer and Chief Financial Officer, and from 1996 to December 2000, he served as Chief Financial Officer. Prior to joining j2 Global in 1996, Mr. Zucker was Chief Operations Manager of Motorola’s EMBARC division, which packaged CNBC and ESPN for distribution to paging and wireless networks. From 1980 to 1996, he held various positions in finance, operations and marketing at Motorola in the United States and abroad.

R. Scott Turicchi, 50, became j2 Global’s President in May 2008. From June 2007 until May 2008, Mr. Turicchi was Co-President. From August 2005 until June 2007, he was Co-President and Chief Financial Officer. From May 2003 to August 2005, Mr. Turicchi served as j2 Global’s Chief Financial Officer, and from March 2000 through May 2003, he served as j2 Global’s Executive Vice President, Corporate Development. Mr. Turicchi served as a member of j2 Global’s Board of Directors from 1998 through 2000. From 1990 to 2000, he was with Donaldson, Lufkin & Jenrette Securities Corporation’s investment banking department, holding various positions, including Managing Director. Mr. Turicchi is a member of the Board of Directors of Greenhills Software, Inc., a privately held company that develops real-time operating systems. He is also Vice Chairman of the Board of Governors of Thomas Aquinas College, Co-Chairman of the Council for Institutional Advancement for the Pontifical North American College and a Governor of Legatus International.

Jeffrey D. Adelman, 47, has been j2 Global’s Vice President, General Counsel and Secretary since September 2000. Prior to joining j2 Global, Mr. Adelman practiced corporate, securities and mergers and acquisition law with the Detroit law firm of Miller, Canfield, Paddock & Stone, PLC. Mr. Adelman is a member of the state bars of California and Michigan. He also serves on the Board of Directors of Presbia Holdings, a developer and marketer of advanced ophthalmologic technology.

Kathleen M. Griggs, 59, was appointed as Chief Financial Officer of j2 Global effective June 1, 2007. From November 2004 until joining j2 Global, she served as a financial consultant to various companies. From July 2003 to November 2004, Ms. Griggs served as Chief Financial Officer of SonicWall, Inc., a publicly held Internet security system manufacturer. From March 2000 until July 2003, she was Executive Vice President and Chief Financial Officer of QAD, Inc., a publicly held provider of enterprise resource planning software. Prior to 2000, Ms. Griggs served as Chief Financial Officer for various companies, including Borland Software Corporation and Softbank Content Services.

Steve P. Dunn, 43, was appointed as Chief Accounting Officer of j2 Global effective May 10, 2012.  Mr. Dunn had previously served as j2 Global’s Controller since joining j2 Global in March 2008.  From May 2007 until joining j2 Global, Mr. Dunn served as Director of Accounting for Countrywide Capital Markets, a subsidiary of Countrywide Financial Corporation that specialized in trading and underwriting securities.  Mr. Dunn is a Certified Public Accountant and has over 20 years of accounting experience in various industries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information Regarding Beneficial Ownership of Principal Stockholders

The following table contains information regarding the beneficial ownership of j2 Global common stock by the stockholders j2 Global knows to beneficially own more than five percent of j2 Global’s outstanding shares of common stock. The percentage of ownership is calculated using the number of outstanding shares on March 11, 2014.

Name	Number of Shares Beneficially Owned(1)	Approximate Percentage
Macquarie Group Limited No. 1 Martin Place Sydney, New South Wales, Australia	5,544,272(2)	11.67%

FMR LLC 245 Summer Street Boston, Massachusetts 02210	4,876,216(3)	10.26%

BlackRock Inc. 40 East 52nd Street New York, NY 10022	4,175,311(4)	8.78%

TimesSquare Capital Management, LLC 7 Times Square, 42nd Floor New York, NY 10036	2,819,062(5)	5.93%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,728,410(6)	5.74%
_______________

(1)	As of March 11, 2014, 47,528,435 shares of j2 Global common stock were outstanding.

(2)
Based solely on information set forth in the Schedule 13G/A filed jointly with the SEC on February 14, 2014, by Macquarie Group Limited and its subsidiaries Macquarie Bank Limited,  Delaware Management Holdings Inc. and Delaware Management Business Trust.  Delaware Management Holdings Inc. and Delaware Management Business Trust each have sole voting and sole dispositive power over 5,544,272 shares.

(3)
Based solely on information set forth in the stockholder’s Schedule 13G/A filed with the SEC on February 14, 2014. According to the Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 4,876,161 shares. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 4,876,161 shares. FMR LLC has sole voting power over 216 shares. FMR LLC’s beneficial ownership also includes 55 shares beneficially owned through its wholly owned subsidiary Strategic Advisers, Inc.

(4)
Based solely on information set forth in the stockholder’s Schedule 13G/A filed with the SEC on January 29, 2014. BlackRock,Inc. (“BlackRock”) made this filing on behalf of itself and various BlackRock-related entities. According to the Schedule 13G/A, BlackRock has sole voting power over 4,035,614 shares and sole dispositive power over 4,175,311 shares.

(5)
Based solely on information set forth in the stockholder’s Schedule 13G filed with the SEC on February 10, 2014. According to the Schedule 13G, TimesSquare Capital Management, LLC has sole voting power over 2,443,862 shares and sole dispositive power over 2,819,062 shares.

(6)
Based solely on information set forth in the stockholder’s Schedule 13G filed with the SEC on February 11, 2014. According to the Schedule 13G, The Vanguard Group, Inc. (“Vanguard”) has sole voting power over 63,160 shares, sole dispositive power over 2,668,450 shares and shared dispositive power over 59,960 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 59,960 shares.  Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 3,200 shares.

Information Regarding Beneficial Ownership of Management

The following table sets forth certain information that has been provided to j2 Global with respect to beneficial ownership of shares of j2 Global common stock as of March 11, 2014 by: (i) each director and nominee for director of j2 Global, (ii) each of the named executive officers of j2 Global and (iii) all directors and executive officers of j2 Global as a group:

Name(1)	Number of Shares Beneficially Owned(2)		Approximate Percentage
Richard S. Ressler	1,831,392	(3)	3.84%
Douglas Y. Bech	185,286	(4)	*
Robert J. Cresci	233,165	(5)	*
W. Brian Kretzmer	86,123	(6)	*
Stephen Ross	73,997	(7)	*
Michael P. Schulhof	31,847	(8)	*
Nehemia Zucker	149,878	(9)	*
R. Scott Turicchi	414,747	(10)	*
Jeffrey D. Adelman	20,140	(11)	*
Kathleen M. Griggs	20,140	(11)	*
Steve P. Dunn	13,655	(12)	*
All directors and executive officers as a group (11 persons)	3,060,370	(13)	6.37%
________________

* Less than 1%

(1)	The address for all executive officers, directors and director nominees is c/o j2 Global, Inc., 6922 Hollywood Blvd., Suite 500, Los Angeles, California 90028.

(2)	As of March 11, 2014, 47,528,435 shares of j2 Global common stock were outstanding.

(3)
Consists of 1,702,260 shares of j2 Global common stock, including 16,988 shares of unvested restricted stock and options to acquire 129,132 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(4)
Consists of 116,154 shares of j2 Global common stock, including 16,988 shares of unvested restricted stock and options to acquire 69,132 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(5)
Consists of 64,033 shares of j2 Global common stock, including 16,988 shares of unvested restricted stock, and options to acquire 169,132 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(6)
Consists of 36,427 shares of j2 Global common stock, including 16,988 shares of unvested restricted stock, and options to acquire 49,696 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(7)
Consists of 16,988 shares of unvested restricted j2 Global common stock, and options to acquire 57,009 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(8)
Consists of 24,855 shares of j2 Global common stock, including 16,988 shares of unvested restricted stock, and options to acquire 6,992 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(9)	Consists of 149,878 shares of j2 Global common stock, including 83,308 shares of unvested restricted stock.

(10)
Consists of 394,747 shares of j2 Global common stock, including 63,794 shares of unvested restricted stock, and options to acquire 20,000 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(11)	Consists of 20,140 shares of unvested restricted j2 Global common stock.

(12)	Consists of 13,655 shares of unvested restricted j2 Global common stock.

(13)
Consists of 2,559,277 shares of j2 Global common stock, including 302,965 shares of unvested restricted stock, and options to acquire 501,093 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

j2 Global is not aware of any arrangements, including any pledge by any person of j2 Global’s securities, the operation of which may at a subsequent date result in a change in control of j2 Global. j2 Global is not aware of any material proceedings to which any director, officer or affiliate of j2 Global, any owner of record or beneficially of more than five percent of j2 Global’s common stock or any associate to any such director, officer, affiliate or stockholder is a party adverse to j2 Global or any of its subsidiaries or has a material interest adverse to j2 Global or any of its subsidiaries.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires j2 Global’s officers (as defined in Rule 16a-1(f)), directors and persons who own more than 10% of a registered class of j2 Global’s equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish j2 Global with copies of all Section 16(a) forms they file. Based solely on j2 Global’s review of the copies of such forms received by j2 Global and written representations from certain reporting persons that they have complied with the relevant filing requirements, j2 Global believes that all filing requirements applicable to j2 Global’s officers, directors and 10% stockholders were complied with during the fiscal year ended December 31, 2013, except that Mr. Schulhof filed an amended Form 4 on May 22, 2013, to report that he exercised certain stock options on May 10, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

The Compensation Committee of j2 Global’s Board of Directors:

●	administers j2 Global’s compensation programs, including its stock-based compensation plans;

●	recommends to the Board of Directors the compensation to be paid to j2 Global’s executives;

●	recommends to the Board of Directors changes to j2 Global’s compensation policies and benefit programs; and

●	otherwise seeks to ensure that j2 Global’s compensation philosophy is consistent with j2 Global’s best interests and is properly implemented.

The Compensation Committee currently is comprised of three non-employee directors whom the Board of Directors has determined meet the independence requirements for compensation committee membership set forth in Nasdaq Marketplace Rule 5605.

Compensation Philosophy and Objectives

j2 Global’s executive compensation program is designed to attract, retain and motivate j2 Global’s executive officers in a manner that is tied directly to achievement of j2 Global’s overall operating and financial goals, and thereby increase j2 Global’s overall equity value. The Compensation Committee reviews j2 Global’s compensation strategy annually. As part of this process, the Compensation Committee considers whether j2 Global’s current compensation programs should be modified and whether new programs or elements of compensation should be introduced in order to better meet j2 Global’s overall compensation objectives.

At j2 Global’s 2013 annual meeting of stockholders held on May 7, 2013, the Company held a stockholder advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay” vote. j2 Global’s stockholders overwhelmingly approved the compensation of the named executive officers, with more than 99% of stockholder votes cast in favor of the Company’s say-on-pay proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation and, as a result, the Compensation Committee decided to retain its general approach to executive compensation. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation for j2 Global’s executives consists of salary, an executive bonus program, a supplemental bonus program for the Chief Executive Officer and President beginning in 2010, stock option grants and restricted stock awards. j2 Global’s Compensation Committee has not adopted any formal policy for allocating compensation between long-term and short-term, between cash and non-cash or among different forms of non-cash compensation. Rather, the Compensation Committee assesses past performance and anticipated future contribution of each executive officer and recommends to the Board of Directors the total amount and mix of each element of compensation.

The Compensation Committee also considers from time-to-time the market compensation of similarly-situated executives at other companies and periodically purchases third-party compensation surveys or engages third-party compensation consultants to assist in providing comparative compensation data. In 2011, the Compensation Committee engaged Pearl Meyer as its compensation consultant to prepare a competitive analysis of the Company’s then current executive compensation programs (the “2011 Compensation Report”). The 2011 Compensation Report included compensation data by job function from companies of roughly similar size and industry to j2 Global (the “Peer Group”). The Peer Group used by the Compensation Committee in fiscal 2013 remained unchanged and consisted of the following companies:  Cbeyond, Inc., Constant Contact Inc., Digital River, Inc., Earthlink Inc., IntraLinks Holdings Inc, LogMeIn Inc., Neustar, Inc., NIC Inc., Premiere Global Services, Inc., Rackspace Hosting Inc, RightNow Technologies, Inc., United Online Inc., ValueClick, Inc. and Websense, Inc.

In fiscal 2013, the Compensation Committee engaged Pearl Meyer to prepare a competitive analysis of the Company’s current executive compensation programs that addressed j2 Global’s Business Cloud Services Segment, Digital Media Segment and the Company on a consolidated basis (the “2013 Compensation Report”). As part of its analysis, Peal Meyer selected and proposed companies for inclusion in two separate comparison groups. The “Cloud Peer Group” was comprised of the following companies that operated in the cloud services sector and had revenues that were roughly similar to the Company’s Cloud Services Business Segment: Constant Contact Inc., Digital River, Inc., Earthlink Inc., Neustar, Inc., Premiere Global Services, Inc., United Online Inc. and ValueClick, Inc.  The “Digital Media Peer Group” was comprised of the following companies that operated in the digital media sector and had revenues that were similar to the Company’s Digital Media Business Segment: The Active Media, Inc., Demand Media, Inc., Pandora Media, Inc., Shutterfly Inc., Web.com Group, Inc. and WebMD Health Corp. The 2013 Compensation Report was presented to the Compensation Committee in November 2013 and did not affect executive compensation for fiscal 2013.

The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating Pearl Meyer, Pearl Meyer reports directly to the Compensation Committee and Pearl Meyer did not provide any other services to j2 Global during fiscal 2013.

In setting compensation for any given year, the Compensation Committee generally does not consider the amount of compensation from prior periods or amounts realizable from prior compensation.

j2 Global’s compensation objective is to link compensation to improvements in corporate performance and increase in stockholder value. j2 Global’s executive compensation program goals include the following:

●
to establish pay levels that attract, retain and motivate highly qualified executive officers, while considering the overall market competitiveness for such executive talent and balancing the relationship between total stockholder return and direct compensation;

●	to align executive officer remuneration with the interests of the stockholders;

●	to recognize superior individual performance;

●
to balance base and incentive compensation to complement j2 Global’s annual and longer-term business objectives and strategies and encourage the fulfillment of those objectives and strategies through executive officer performance; and

●	to provide compensation opportunities based on j2 Global’s performance.

Compensation Components

Executive compensation consists of the following elements:

Salary. Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to j2 Global and compensate them for their expected day-to-day performance. Base salaries are evaluated annually for all executive officers. In determining appropriate salary levels for the executive officers generally, the Compensation Committee considers, among other factors, the officer’s scope of responsibility, prior experience and past performance, and data on prevailing compensation levels in relevant markets for executive talent.

The Compensation Committee generally targets executive salaries near the median percentile for comparable positions at comparable companies based upon third-party compensation survey information, including the 2011 Compensation Report. In determining 2013 base salaries, the Compensation Committee considered a number of factors including the information in the 2011 Compensation Report, together with various other factors such as Company performance and general economic conditions, among others.

Based on the factors described above, in May 2013 the Compensation Committee recommended, and the Board of Directors approved, the following increases to the base salaries of the named executive officers:

Name	Previous Base Salary	New Base Salary
Nehemia Zucker	$ 591,000	$ 644,190
R. Scott Turicchi	$ 413,000	$ 474,950
Kathleen Griggs	$ 298,000	$ 315,880
Jeffrey D. Adelman	$ 291,000	$ 314,280
Steve P. Dunn	$ 200,000	$ 230,000

Non-Equity Incentive Compensation.  j2 Global has established an executive bonus program (the “Senior Management Bonus Program”) for awarding cash bonuses to j2 Global’s senior executives, including the named executive officers. Bonus guidelines under the Senior Management Bonus Program are established each year and are designed to encourage and reward senior management for (a) attaining company-wide financial goals, (b) improving the financial and operational health of j2 Global, and (c) meeting or exceeding individually defined goals and objectives for each executive. The Senior Management Bonus Program provides guidelines only as to payment of bonuses to executive program participants, is non-binding, and does not create any contract right between j2 Global and the participants.

The process for determining bonuses under the Senior Management Bonus Program begins with development of corporate financial targets. In addition, individual goals and objectives are set for each program participant except the Chief Executive Officer and the President, who bear ultimate responsibility for achievement of the corporate financial targets and the budget. Mr. Adelman’s individual goals and objectives for fiscal 2013 included the following: effective oversight of mergers and acquisitions transactions, tax planning, regulatory matters, litigation and intellectual property matters. Ms. Griggs’ individual goals and objectives for fiscal 2013 included the following: effective oversight of integration of acquired companies into compliance and financial reporting environments, enhancement of fraud-screening processes and expansion of international billing and collection capabilities. Mr. Dunn’s individual goals and objectives for fiscal 2013 included the following: effective oversight of integration of accounting functions, and development of finance and tax procedures, for acquired companies; the Company’s tax department and financial and accounting aspects of mergers and acquisitions transactions. The financial objectives are generally in alignment with j2 Global’s budget for the year, which budget is used as a basis for j2 Global’s public disclosures regarding its expected annual financial performance. The individual goals and objectives are designed to help j2 Global achieve its financial goals. The corporate financial objectives and all individual goals and objectives are recommended by the Compensation Committee for approval by the Board of Directors.

Under the Senior Management Bonus Program established for fiscal 2013 (the “2013 Senior Management Bonus Plan”), j2 Global established a “bonus pool” based upon an aggregate of specified percentages of base salary of all eligible executives, ranging from 25% to 85%. For the Chief Executive Officer, the “target” bonus percentage was 85% of his base salary. For the President, the “target” bonus percentage was 65% of his base salary. For the Vice President, General Counsel and Secretary and for the Chief Financial Officer, the “target” bonus percentage was 40% of each of their respective base salaries. For the Chief Accounting Officer, the “target” bonus percentage was 35% of his base salary. These percentages were determined based on the named executive officers’ relative level of responsibility, size and complexity of the job, past contributions to j2 Global’s performance and expected contributions to j2 Global’s future success, based on the executive’s articulated goals and objectives, as well as the market compensation of similarly-situated executives at other companies, as reflected in third-party compensation surveys, including the 2011 Compensation Report. However, the Compensation Committee retained the discretion to award bonus percentages higher or lower than these targets based on the overall plan funding level and the Committee’s subjective assessment of each individual’s achievement of his or her individual goals and objectives, as applicable.

The 2013 Senior Management Bonus Plan provided that the bonus pool would be “funded” only if j2 Global’s Business Cloud Services Segment achieved at least 95% of the budgeted fiscal 2013 operating income, allocable net income and earnings per fully diluted share ($169.7 million, $116.2 million and $2.55 per share, respectively), exclusive of any benefit to earnings from prior periods (the “Threshold Earnings Targets”). Even if the Threshold Earnings Targets were achieved, the pool would be funded only if they were achieved in a manner consistent with j2 Global achieving other specified financial targets; specifically, revenue of $390.0 million, assuming FAS 123(R) expense of approximately $0.13 to $0.17 per diluted share and a tax rate of between 22% and 24% (the “Other Corporate Objectives”). Notwithstanding the achievement of the 2013 Senior Management Bonus Plan criteria, the Compensation Committee retained discretion to increase or decrease the funding of the bonus pool based on factors it deemed appropriate.

Under the 2013 Senior Management Bonus Plan, if the Threshold Earnings Targets were achieved in a manner consistent with the Other Corporate Objectives, the bonus pool would be funded based upon the operating income portion of the Threshold Earnings Targets (the “Operating Income Targets”). If the Operating Income Targets were achieved in a manner consistent with the Other Corporate Objectives, the bonus pool would be funded at 100%. If less than 95% of the Operating Income Targets were achieved, the bonus pool would not be funded at all. If 95% or more of the Operating Income Targets were achieved in a manner consistent with the Other Corporate Objectives, the bonus pool could be funded at between 50% and 150% of the target pool amount, or between $841,174 and $2,523,522, depending on the actual percentage of the Operating Income Targets achieved. The bonus pool was capped at 150% if more than 105% of the Operating Income Targets were achieved in a manner consistent with the Other Corporate Objectives.

Once the bonus pool was funded, individual bonuses were to be established by evaluating each executive’s relative contribution to the success of j2 Global as a whole, as well as his or her success in meeting his or her individual objectives. Individual bonus amounts were to be recommended by the Compensation Committee for approval by the Board of Directors.

On February 10, 2014, the Compensation Committee recommended for approval by the Board of Directors, and the Board of Directors approved, funding the pool established under the 2013 Senior Management Bonus Plan (the “2013 Pool”) at the 150% level based upon the program formula. On February 11, 2014, the Board of Directors approved the Compensation Committee’s recommendation to award the following bonuses from the 2013 Pool to the named executive officers: Nehemia Zucker – $816,500; R. Scott Turicchi – $460,000; Jeffrey D. Adelman – $285,000; Kathleen M. Griggs – $186,000; and Steve Dunn – $116,000. The bonus levels for Messrs. Zucker and Turicchi were based on the overall financial performance of j2 Global for 2013. The bonus levels for Mr. Adelman, Ms. Griggs and Mr. Dunn were based on an assessment of their satisfaction of their individual goals and objectives.

In addition to the Senior Management Bonus Program described above, the Chief Executive Officer and President also participate in a Supplemental Deferred Compensation Bonus Program (the “Supplemental Plan”). The Supplemental Plan is designed to further incentivize the most senior executives, who are ultimately responsible for j2 Global’s performance, to achieve j2 Global’s financial goals and improve its financial and operational health. The Supplemental Plan was adopted in recognition of the increased level of responsibility that the participants have assumed in light of the continued growth of j2 Global, and the increased expectations of these executives to continue to innovate and grow and promote j2 Global’s vision. Under the Supplemental Plan the Chief Executive Officer and President are eligible to receive an additional 37.5% and 25% of their base salary, respectively, in any year in which the Senior Management Bonus Plan is funded at the 90% or better threshold.

Awards under the Supplemental Plan are determined on the date on which the level of funding of the Senior Management Bonus Plan is determined (the “Determination Date”), and are paid out in three equal annual installments on or around the first, second and third anniversary of the applicable Determination Date. Payments are made only if the recipients are active employees of the Company on the date of distribution. Notwithstanding the achievement of the funding criteria under the Supplemental Plan, the Compensation Committee and Board of Directors reserve the right to increase or decrease the amount payable under the Supplemental Plan as they deem appropriate under the circumstances.

Upon approval by the Board of Directors to fund the 2013 Senior Management Bonus Plan at the 150% level, the Supplemental Plan was also automatically funded in accordance with its terms, and the participants received the following supplemental bonuses, one-third of which will be paid in each of three equal annual installments commencing on or around February 10, 2015: Nehemia Zucker – $241,571 and R. Scott Turicchi – $118,738.

The following table describes the installments previously paid, and to be paid in the future, to Messrs. Zucker and Turicchi under the Supplemental Plan.

			Installments paid under Supplemental Plan			Future Installments under Supplemental Plan
Name	Determination Date	Total Bonus	February 20, 2012	March 5, 2013	March 5, 2014	2015	2016	2017

Nehemia	1/31/2011	$172,125	$57,375	$57,375	$57,375	–	–	–
Zucker	1/30/2012	$209,625	–	$69,875	$69,875	$69,875	–	–
	2/11/2013	$221,625	–	–	$73,875	$73,875	$73,875	–
	2/11/2014	$241,571	–	–	–	$80,524	$80,524	$80,523

Scott	1/31/2011	$93,750	$31,250	$31,250	$31,250	–	–	–
Turicchi	1/30/2012	$97,500	–	$32,500	$32,500	$32,500	–	–
	2/11/2013	$103,250	–	–	$34,417	$34,417	$34,416	–
	2/11/2014	$118,738	–	–	–	$39,580	$39,580	$39,578

j2 Global does not currently have any policy regarding the adjustment or recovery of awards under the bonus program in the event that the Company’s financial statements are later restated or adjusted. In July 2010, Congress adopted the Dodd Frank Wall Street Reform and Consumer Protection Act. As part of this legislation, Congress has commissioned the SEC to issue rules requiring that all public companies adopt a policy whereby, in the event of a restatement, the company will recover from current and former executives, for the three years preceding the restatement, any incentive-based compensation that would not have been awarded under the restated financial statements. The SEC has not yet adopted such rules. Upon their adoption, j2 Global will consider and adopt a policy that complies with the new requirements and, as necessary, enter into appropriate agreements with the employees covered by any such policy.

2013 Cash Bonuses.

j2 Global has established an executive bonus program in the aggregate amount of up to $275,000 (the “Digital Media Bonus Program”) for awarding cash bonuses to selected j2 Global senior executives, including the named executive officers, in connection with their oversight of the Company’s Digital Media segment. The Digital Media Bonus Program is non-binding and does not create any contract right between j2 Global and the participants. The Compensation Committee retains its discretion to increase or decrease the “target” $275,000 funding amount based on the Compensation Committee’s subjective assessment of j2 Global’s success in the oversight of the Digital Media segment, and each participant’s payout amount is determined based on the Committee’s subjective assessment of the participant’s role in such success.

On February 11, 2014, the Board of Directors approved the Compensation Committee’s recommendation to fund the Digital Media Bonus Program at the $275,000 level.  On February 11, 2014, the Board of Directors approved the Compensation Committee’s recommendation to award the following cash bonuses to the named executive officers under the Digital Media Bonus Program: Nehemia Zucker – $78,000; R. Scott Turicchi – $59,000; Jeffrey D. Adelman – $30,000; Kathleen M. Griggs – $33,000; and Steve Dunn – $30,000.

Stock-Based Compensation. Stock-based compensation awards, including stock options, restricted stock, stock appreciation rights, restricted stock units and performance shares, are designed to align the interests of executives and employees with the long-term interests of the stockholders. j2 Global approves stock-based compensation awards subject to vesting periods to retain executives and employees and encourage sustained contributions. To date, j2 Global has only awarded stock-based compensation in the form of stock options, restricted stock and restricted stock units because it believes that these forms of compensation are most likely to retain and incentivize the employees to improve stockholder value. j2 Global has historically made these awards every three to five years based upon individual performance and the amount of previously approved awards that have not yet vested.  In fiscal 2012, the Compensation Committee adopted a policy of making annual stock-based compensation awards to better align the Company’s compensation practices with members of the Peer Group.

In general, the Compensation Committee determines the appropriate size of stock-based compensation awards by evaluating the relative importance of the contributions of each executive and the expected future value of each award over the vesting period. The Compensation Committee also takes into account from time-to-time information provided by third-party compensation surveys that provide market compensation data of similarly-situated executives at similar companies. This process is designed to achieve the proper balance between incentivizing and retaining the services of our executive officers and other key employees, while continuing to preserve stockholder value. Prior to 2012, the Compensation Committee had used a combination of (a) stock options vesting ratably over five years and having an exercise price equal to the closing market price on the date of grant and (b) restricted stock vesting over five years on the following graduated schedule on each anniversary of the date of award: 10% on the first anniversary, 15% on the second anniversary, 20% on the third anniversary, 25% on the fourth anniversary and 30% on the fifth anniversary. In fiscal 2012, to better align the Company’s compensation practices with members of the Peer Group, the Compensation Committee adopted a policy of having restricted stock vest ratably over the five-year vesting period, with awards vesting one-fifth on each of the first five anniversaries of the date of the award provided that the recipient is still employed by j2 Global at the applicable vesting date.

In fiscal 2013, the following stock-based compensation awards were made to the named executive officers (the “2013 Awards”):

Nehemia Zucker	40,908 restricted shares
R. Scott Turicchi	30,194 restricted shares
Jeffrey D. Adelman	9,740 restricted shares
Kathleen Griggs	9,740 restricted shares
Steve P. Dunn	7,305 restricted shares

One-fifth of the 2013 Awards will vest on each of the first five anniversaries of the date of award, provided that the applicable executive is still employed by j2 Global at the applicable vesting date.

Employee Stock Purchase Plan. j2 Global offers all of its employees, including j2 Global’s executive officers, the opportunity to purchase j2 Global’s common stock through a tax-qualified employee stock purchase plan (“ESPP”). Under the ESPP, eligible employees can withhold up to 15% of their earnings, up to certain maximums, to be used to purchase shares of j2 Global’s common stock at certain plan-defined dates. The price of j2 Global common stock purchased under the ESPP for the offering periods is equal to 95% of its fair value at the end of the offering period.

Other Compensation. j2 Global’s executive officers are entitled to participate in j2 Global’s health, vision, dental, life and disability insurance plans, j2 Global’s innovation and patent award program and j2 Global’s tax-qualified 401(k) plan, to the same extent as j2 Global’s other employees. j2 Global’s innovation and patent award program provides monetary incentives for participants who submit patent ideas to the Company, or file patent applications with, or are granted patents by, the U.S. Patent and Trademark Office. Participants in the 401(k) plan are eligible to receive an annual company match up to $500, which vests over a three-year period. In addition, j2 Global pays a higher portion of employer contributions toward premiums for executives who participate in the health, vision and dental plans.

Change in Control and Severance Arrangements. j2 Global has not provided change of control or severance arrangements to any of its executive officers, except Mr. Zucker. Mr. Zucker has an employment agreement which has no specified term and is terminable at will by either party, but provides for severance payments equal to six months’ salary in the event of a termination by j2 Global without cause. Under Mr. Zucker’s employment agreement, “cause” means (i) any act or failure to act, done or omitted in bad faith, (ii) persistent unavailability for service, habitual neglect, material misconduct (after notice and a reasonable opportunity to cure) or dishonesty, or (iii) conviction of a felony (other than ordinary traffic violations or similar minor offenses). If Mr. Zucker had been terminated without cause on December 31, 2013, he would have been entitled to receive $322,095.

In addition, in the event of a change of control of j2 Global, each option granted under the 2007 Stock Plan will become immediately exercisable in full and all outstanding restrictions on each share of restricted stock and each restricted stock unit awarded under the 2007 Stock Plan will immediately be canceled in full, in each case unless the Board of Directors determines that the holder has been offered substantially identical replacement options,  shares of restricted stock or restricted stock units, as the case may be, and a comparable position at the acquiring company.

Prohibition on Hedging Transactions

The Board of Directors has adopted an anti-hedging policy that prohibits officers and directors from engaging in transactions that would allow such officer or director to continue to own the Company’s common stock without taking on the full risks and rewards of stock ownership. The Board of Directors believes that when such transactions occur, those directors or officers engaged in any such transactions may no longer have the same objectives as the Company’s other shareholders under such circumstances and, therefore, such hedging and monetization transactions are prohibited.

Summary

After its review of all existing programs, consideration of current market and competitive conditions and alignment with j2 Global’s overall compensation objectives and philosophy, the Compensation Committee believes that the total compensation program for j2 Global’s executive officers is focused on increasing value for stockholders and enhancing j2 Global’s performance. The Compensation Committee currently believes that, although it does not target a specific percentage as being incentive compensation, a significant portion of compensation of executive officers is properly tied to stock appreciation or stockholder value through stock-based compensation awards and annual cash incentive bonus measures. j2 Global’s Compensation Committee believes that its executive compensation levels are competitive with the compensation programs offered by other corporations with which it competes for executive talent.

Notwithstanding anything to the contrary set forth in any of j2 Global’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

COMPENSATION COMMITTEE REPORT

Management of j2 Global has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Compensation Committee of the Board of Directors has reviewed and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for j2 Global’s 2013 Annual Meeting of Stockholders.

Submitted by the Compensation
Committee of the Board of Directors,

Michael P. Schulhof, Chairman
Douglas Y. Bech
Robert J. Cresci

COMPENSATION RISK

The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including executive and non-executive officers, and determined that j2 Global’s compensation programs do not give rise to risks reasonably likely to have a material adverse effect on the Company. The Committee noted several design features of j2 Global’s cash and equity incentive programs for all executive officers in particular that reduce the likelihood of excessive risk-taking and instead encourage behaviors that support sustainable value creation:

●	The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics (revenue, earnings, and total stockholder return).

●	There is a significant weighting towards long-term incentive compensation that discourages short-term risk taking.

●	Goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation.

●
Maximum funding level of the Senior Management Bonus Program is capped at 150 percent of target, and the Supplemental Plan is capped at 37.5% of base salary for the Chief Executive Officer and 25% of base salary for the President.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Bech, Cresci and Schulhof. j2 Global has no interlocking relationships or other transactions involving any of its Compensation Committee members that are required to be reported pursuant to applicable SEC rules. No member of the Compensation Committee has ever been an officer or employee of j2 Global.

Summary Compensation Table

The table below summarizes the total compensation earned by each of the named executive officers in 2011, 2012 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nehemia Zucker Chief Executive Officer	2011	$509,000	–	–	–	$749,625	(3)	–	$17,674	$1,276,299	(3)
	2012	$575,000	$32,492	$1,511,560	–	$829,133		–	$34,891	$2,983,076
	2013	$625,672	$78,000	$1,621,184	–	$1,058,071		–	$22,377	$3,405,304

Scott Turicchi President	2011	$382,500	–	–	–	$368,500	(3)	–	$17,674	$768,674	(3)
	2012	$401,500	$22,688	$1,197,840	–	$460,562		–	$19,891	$2,102,481
	2013	$453,377	$59,000	$1,196,588	–	$578,738		–	$22,377	$2,310,080

Jeffrey D. Adelman Vice President, General Counsel & Secretary	2011	$275,000	–	–	–	$126,000		–	$17,674	$418,674
	2012	$285,850	$16,133	$370,760	–	$168,867		–	$19,891	$861,501
	2013	$306,192	$30,000	$385,996	–	$285,000		–	$22,377	$1,029,565

Kathleen M. Griggs Chief Financial Officer	2011	$276,404	–	–	–	$65,000		–	$9,074	$350,478
	2012	$290,293	$16,529	$370,760	–	$123,471		–	$10,148	$811,201
	2013	$309,645	$33,000	$385,996	–	$186,000		–	$11,346	$925,987

Steve P. Dunn(4) Chief Accounting	2012	$190,000	$60,000	$128,340	–	–		–	$4,519	$382,859
	2013	$219,538	$30,000	$289,497	–	$116,000		–	$4,884	$659,919
Officer
___________________

(1)	Amounts reported in this column represent compensation earned in the year in which they were reported and were paid in the following fiscal year.

(2)
These amounts represent the grant date fair value under ASC 718 for restricted stock awards granted in 2013. The ASC 718 value as of the grant date for stock awards is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the ASC 718 amount will ever be realized. Assumptions used in the calculation of these amounts for awards granted in 2013 are included in Note 13, “Stock Options and Employee Stock Purchase Plan” to the audited financial statements for the fiscal year ended December 31, 2013, included in j2 Global’s Annual Report on Form 10-K filed with the SEC on March 3, 2014.

(3)
In the Summary Compensation Table included in the proxy statement for the Company’s 2012 Annual Meeting, the Non-Equity Incentive Plan Compensation earned in 2011 for Messrs. Zucker and Turicchi in respect of the Supplemental Plan only included the amount actually paid.  As noted above under “Compensation Discussion and Analysis—Compensation Components—Bonus”, awards under the Supplemental Plan are paid out in three equal annual installments. The 2011 amounts in this Summary Compensation Table report the full amount earned by the named executive officers for 2011 even though portions are paid or payable in later years.

(4)	Mr. Dunn was appointed Chief Accounting Officer in May 2012.

All Other Compensation

The following table and related footnotes describe each component of the column entitled “All Other Compensation” in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)		Company Contributions to Retirement and 401(k) Plans ($)	Severance Payments/ Accruals(9) ($)	Change in Control Payments / Accruals ($)	Other		Total ($)
Nehemia Zucker	2011	–	–	$17,174	(1)	$500	–	–	–		$17,674
	2012	–	–	$19,391	(2)	$500	–	–	$15,000	(10)	$34,891
	2013	–	–	$21,877	(3)	$500	–	–	–		$22,377

R. Scott Turicchi	2011	–	–	$17,174	(1)	$500	–	–	–		$17,674
	2012	–	–	$19,391	(2)	$500	–	–	–		$19,891
	2013	–	–	$21,877	(3)	$500	–	–	–		$22,377

Jeffrey D. Adelman	2011	–	–	$17,174	(1)	$500	–	–	–		$17,674
	2012	–	–	$19,391	(2)	$500	–	–	–		$19,891
	2013	–	–	$21,877	(3)	$500	–	–	–		$22,377

Kathleen M. Griggs	2011	–	–	$8,574	(4)	$500	–	–	–		$9,074
	2012	–	–	$9,648	(5)	$500	–	–	–		$10,148
	2013	–	–	$10,846	(6)	$500	–	–	–		$11,346

Steve P. Dunn	2012	–	–	$4,019	(7)	$500	–	–	–		$4,519
	2013	–	–	$4,384	(8)	$500	–	–	–		$4,884
________________

(1)	Consists of $17,136 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(2)	Consists of $19,353 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(3)	Consists of $21,839 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(4)	Consists of $8,536 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(5)	Consists of $9,610 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(6)	Consists of $10,808 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(7)	Consists of $3,981 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(8)	Consists of $4,346 in medical, dental and vision insurance premium contributions and $38 in life insurance premium contributions for $15,000 in life insurance benefits.

(9)	Mr. Zucker has a severance agreement with j2 Global pursuant to which he is entitled to receive severance payments equal to six months’ salary in the event of a termination by j2 Global without cause.

(10)	Represents amounts awarded under j2 Global’s innovation and patent award program.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Nehemia Zucker	5/7/2013(1)	273,781(2)	547,562	821,342	–	–	–	–	–	–	–
	(3)	–	241,571	–	–	–	–	–	–	–	–
	5/10/2013	–	–	–	–	–	–	40,908(4)	–	–	1,621,184

R. Scott Turicchi	5/7/2013(1)	154,359(2)	308,718	463,076	–	–	–	–	–	–	–
	(3)	–	118,738	–	–	–	–	–	–	–	–
	5/10/2013	–	–	–	–	–	–	30,194(4)	–	–	1,196,588

Jeffrey D. Adelman	5/7/2013(1)	62,856(2)	125,712	188,568	–	–	–	–	–	–	–
	5/10/2013	–	–	–	–	–	–	9,740(4)	–	–	385,996

Kathleen M. Griggs	5/7/2013(1)	63,176(2)	126,352	189,528	–	–	–	–	–	–	–
	5/10/2013	–	–	–	–	–	–	9,740(4)	–	–	385,996

Steve P. Dunn	5/7/2013(1)	40,250(2)	80,500	120,750	–	–	–	–	–	–	–
	5/10/2013	–	–	–	–	–	–	7,305(4)	–	–	289,497
________________

(1)
These amounts were calculated based on each named executive officer’s contribution to the bonus pool under the Senior Management Bonus Program. Although these amounts serve as a baseline for individual bonus awards, individual bonuses are granted at the discretion of the Compensation Committee in accordance with the methodology outlined under “Compensation Discussion and Analysis – Bonus” above.

(2)
The Senior Management Bonus Program is only funded if at least 95% of the Threshold Earnings Targets were achieved in a manner consistent with the Other Corporate Objectives, as more fully described in the “Compensation Discussion and Analysis – Bonus” above. If less than 95% of the Operating Income Targets were achieved, the bonus pool would not be funded at all and the named executive officers would not receive any bonus under the Senior Management Bonus Program.

(3)	Represents potential bonuses payable under the Supplemental Plan discussed under “Compensation Discussion and Analysis – Bonus” above.

(4)	This restricted stock award vests in five equal installments on each anniversary of the grant date, beginning on May 10, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options and restricted stock by the named executive officers at December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable

Nehemia	–	31,000	–	$17.19	3/5/2019	(2)	129,808	(4)	$6,491,698	–	–
Zucker	–	–	–	–	–		–		–	–	–

R. Scott	–	20,000	–	$17.19	3/5/2019	(2)	93,794	(5)	$4,690,638	–	–
Turicchi	–	–	–	–	–		–		–	–	–

Jeffrey D.	–	8,600	–	$17.19	3/5/2019	(2)	33,040	(6)	$1,652,330	–	–
Adelman	–	–	–	–	–		–		–	–	–

Kathleen M.	–	8,600	–	$17.19	3/5/2019	(2)	33,040	(6)	$1,652,330	–	–
Griggs	–	–	–	–	–		–		–	–	–

Steve P. Dunn	–	1,300	–	$17.19	3/5/2019	(2)	16,605	(7)	$830,416	–	–
	–	3,000	–	$27.60	1/31/2021	(3)	–		–	–	–

________________

(1)
The market value is determined by multiplying the number of shares by $50.01, the closing trading price of j2 Global common stock on the Nasdaq Global Select Market on December 31, 2013, the last trading day of the fiscal year.

(2)
The option was granted on March 5, 2009. The option vests and becomes exercisable in five equal annual installments. The first installment vested on March 5, 2010. The option will become fully vested on March 5, 2014.

(3)
The option was granted on January 31, 2011. The option vests and becomes exercisable in five equal annual installments. The first installment vested on January 31, 2012. The option will become fully vested on January 31, 2016.

(4)
Consists of the following restricted stock awards: (a) 155,000 restricted shares of j2 Global common stock granted on March 5, 2009, with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013, and 30% on March 5, 2014; (b) 53,000 restricted shares of j2 Global common stock granted on August 14, 2012, that vests in five equal annual installments on each anniversary of the grant date, beginning on August 14, 2013; and (c) 40,908 restricted shares of j2 Global common stock granted on May 10, 2013, that vests in five equal annual installments on each anniversary of the grant date, beginning on May 10, 2014.

(5)
Consists of the following restricted stock awards: (a) 100,000 restricted shares of j2 Global common stock granted on March 5, 2009, with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013, and 30% on March 5, 2014; (b) 42,000 restricted shares of j2 Global common stock granted on August 14, 2012, that vests in five equal annual installments on each anniversary of the grant date, beginning on August 14, 2013; and (c) 30,194 restricted shares of j2 Global common stock granted on May 10, 2013, that vests in five equal annual installments on each anniversary of the grant date, beginning on May 10, 2014.

(6)
Consists of the following restricted stock awards: (a) 43,000 restricted shares of j2 Global common stock granted on March 5, 2009, with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013, and 30% on March 5, 2014; (b) 13,000 restricted shares of j2 Global common stock granted on August 14, 2012, that vests in five equal annual installments on each anniversary of the grant date, beginning on August 14, 2013; and (c) 9,740 restricted shares of j2 Global common stock granted on May 10, 2013, that vests in five equal annual installments on each anniversary of the grant date, beginning on May 10, 2014.

(7)
Consists of the following restricted stock awards: (a) 6,500 restricted shares of j2 Global common stock granted on March 5, 2009, with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013, and 30% on March 5, 2014; (b) 5,000 restricted shares of j2 Global common stock granted on January 31, 2011, with the following vesting schedule: 10% on January 31, 2012, 15% on January 31, 2013, 20% on January 31, 2014, 25% on January 31, 2015, and 30% on January 31, 2016; (c) 4,500 restricted shares of j2 Global common stock granted on August 14, 2012, that vests in five equal annual installments on each anniversary of the grant date, beginning on August 14, 2013; and (d) 7,305 restricted shares of j2 Global common stock granted on May 10, 2013, that vests in five equal annual installments on each anniversary of the grant date, beginning on May 10, 2014.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised and vested stock awards by j2 Global’s executive officers during the fiscal year ended December 31, 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Nehemia Zucker	77,000	$2,235,123	49,350	$1,979,836

R. Scott Turicchi	52,000	$1,617,120	33,400	$1,358,204

Jeffrey D. Adelman	17,600	$ 318,728	13,350	$ 531,596

Kathleen M. Griggs	98,600	$1,181,873	13,350	$ 531,596

Steve P. Dunn	6,300	$ 117,321	3,275	$ 130,489

Equity Compensation Plan Information

The following table provides information as of December 31, 2013, regarding shares outstanding and available for issuance under j2 Global’s existing stock option plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,175,657(1)	$21.21	2,527,542(2)
Equity compensation plans not approved by security holders	—	—	—
________________

(1)	Consists of shares issued upon exercise of stock options under the Second Amended and Restated 1997 Stock Option Plan and the 2007 Stock Plan.

(2)
Of these, as of December 31, 2013, 887,343 shares remained available for grant under the 2007 Stock Plan and 1,640,199 shares remained available for grant under the 2001 Employee Stock Purchase Plan. The Second Amended and Restated 1997 Stock Option Plan terminated on October 24, 2007, and no additional shares were available for grant under that plan after the termination date.

Potential Payments Upon Termination or Change in Control

j2 Global has not provided change of control or severance arrangements to any of its executive officers, except Mr. Zucker. Mr. Zucker has an employment agreement which has no specified term and is terminable at will by either party. The agreement provides for severance payments equal to six months’ salary in the event of a termination by j2 Global without cause. Under Mr. Zucker’s employment agreement, “cause” means (i) any act or failure to act, done or omitted in bad faith, (ii) persistent unavailability for service, habitual neglect, material misconduct (after notice and a reasonable opportunity to cure) or dishonesty, or (iii) conviction of a felony (other than ordinary traffic violations or similar minor offenses). If Mr. Zucker had been terminated without cause on December 31, 2013, he would have been entitled to receive $322,095.

In the event of a change of control of j2 Global, each option granted under the Second Amended and Restated 1997 Stock Option Plan or the 2007 Stock Plan will become immediately vested and exercisable in full and all outstanding restrictions on each share of restricted stock and each restricted stock unit shall immediately be canceled in full unless the Board of Directors determines that the holder has been offered substantially identical replacement options, replacement shares of restricted stock or replacement restricted stock units, as the case may be, and a comparable position at the acquiring company.

As of December 31, 2013, the named executive officers would have realized the following gains from the acceleration of unvested stock options, measured by the difference between the closing price of j2 Global common stock on the Nasdaq Global Select Market on December 31, 2013, or $50.01, and the option grant price, multiplied by the number of options that remain subject to vesting: Nehemia Zucker – $1,017,420; R. Scott Turicchi – $656,400; Jeffrey D. Adelman – $282,252; Kathleen M. Griggs – $282,252; and Steve P. Dunn – $109,896.

In addition, the named executive officers would have realized the following gains from the acceleration of unvested restricted stock, measured by multiplying the number of unvested restricted shares by the closing price of j2 Global common stock on the Nasdaq Global Select Market on December 31, 2013, or $50.01: Nehemia Zucker – $6,491,698; R. Scott Turicchi – $4,690,638; Jeffrey D. Adelman – $1,652,330; Kathleen M. Griggs – $1,652,330; and Steve P. Dunn – $830,416.

Notwithstanding anything to the contrary set forth in any of j2 Global’s filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

j2 Global’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. SingerLewak, j2 Global’s independent auditor for 2013, was responsible for expressing opinions on the conformity of j2 Global’s 2013 audited financial statements with generally accepted accounting principles and on the effectiveness of j2 Global’s internal control over financial reporting as of December 31, 2013. The Audit Committee reviewed j2 Global’s financial reporting process on behalf of the Board of Directors. As part of this review for fiscal 2013, the Audit Committee met privately with SingerLewak and j2 Global’s internal auditors to discuss the Company’s financial statements and disclosures, accounting policies and their application, internal controls over financial reporting, and other matters of importance to the Audit Committee, SingerLewak or the internal auditors.

In this context, the Audit Committee reviewed and discussed with management and SingerLewak the audited financial statements for the year ended December 31, 2013, j2 Global’s internal control over financial reporting and SingerLewak’s evaluation of j2 Global’s internal control over financial reporting. The Audit Committee discussed with SingerLewak the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from SingerLewak required by applicable requirements of the Public Company Accounting Oversight Board regarding SingerLewak’s communications with the Audit Committee concerning independence, and has discussed with SingerLewak that firm’s independence. The Audit Committee concluded that SingerLewak’s provision of audit and non-audit services to j2 Global and its affiliates through December 31, 2013, was compatible with SingerLewak’s independence.

Based on the considerations referred to above, the Audit Committee recommended to j2 Global’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2013, be included in j2 Global’s Annual Report on Form 10-K for 2013.

Submitted by the Audit Committee of
j2 Global’s Board of Directors,

Robert J. Cresci, Chairman
W. Brian Kretzmer
Stephen Ross

INFORMATION ABOUT j2 GLOBAL’S AUDITORS

Audit Fees

SingerLewak served as j2 Global’s independent auditors for fiscal 2013. The fees billed to j2 Global by SingerLewak for services rendered relating to fiscal 2013 and 2012 are set forth below.

	2013		2012
Audit Fees	$1,570,168	(a)	$1,236,590	(a)
Audit-Related Fees	12,000	(b)	12,000	(b)
Tax Fees	—		—
All Other Fees	—		—
Total	$1,582,168		$1,248,590

________________

(a)	Includes professional services rendered in connection with the annual audit and quarterly reviews of the financial statements.

(b)	Includes fees for services related to the benefit plan audit.

Changes in j2 Global’s Independent Auditors

On March 17, 2014, the Audit Committee recommended, approved and directed the dismissal of SingerLewak as j2 Global’s independent accountants, effective as of the date j2 Global files its Quarterly Report on Form 10-Q for the quarter ending March 31, 2014 with the SEC, which in no event shall be later than May 12, 2014 (such filing date, the “Effective Date”).  Also on March 17, 2014, the Audit Committee recommended, approved and directed the selection of BDO as j2 Global’s new independent accountants, effective as of the Effective Date.

The Audit Committee found this change was advisable in light of the Company’s significant growth and geographic expansion since first engaging SingerLewak in 2007.

The audit reports of SingerLewak on j2 Global’s consolidated financial statements for the fiscal years ended December 31, 2013 and 2012, and the effectiveness of internal control over financial reporting as of December 31, 2013 and 2012, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years, and through the subsequent interim period preceding the dismissal of SingerLewak, there were no disagreements with SingerLewak on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of SingerLewak, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. During the two most recent fiscal years, and through the subsequent interim period preceding the dismissal of SingerLewak, there were no reportable events described under Item 304(a)(1)(v) of Regulation S-K.

During the two most recent fiscal years, and the subsequent interim period prior to the engagement of BDO, neither j2 Global, nor anyone on its behalf, consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on j2 Global’s financial statements, where either a written report was provided to j2 Global or oral advice was provided, that BDO concluded was an important factor considered by j2 Global in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

Availability of Representatives of Independent Accountant at the Annual Meeting

Representatives of BDO are expected to be present at the Annual Meeting, and will have the opportunity to make a statement at the meeting if they desire to do so. In addition, they are expected to be available at the meeting to respond to appropriate questions.  Representatives of SingerLewak may also attend, although we do not expect them to do so.  If they attend, they will have the opportunity to make a statement and respond to questions.

Pre-Approval Procedure for Services

The Audit Committee pre-approves all audit and non-audit services. Requests for the independent auditors to provide any services to j2 Global must be submitted to the Audit Committee by both the independent auditors and the Chief Financial Officer and must be pre-approved. The Audit Committee may delegate pre-approval authority to one or more of its members.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

j2 Global has adopted a written policy requiring disclosure by certain employees, including all executive officers, of all transactions involving j2 Global, if the employee or a family member, significant other, employer or close associate will receive a benefit or gain. All such transactions are reviewed by the Chief Executive Officer and/or President and/or the Board of Directors, as appropriate. The employee with an interest in the transaction may be asked to recuse himself or herself from any discussion and/or final decision relating to the transaction and/or any oversight of any ongoing relationship associated with such transaction.

 Any proposed transactions requiring disclosure as discussed above may only proceed or continue if j2 Global determines that it will realize at least the same business advantage from the transaction as it would from operating at arms-length with any third party or, alternatively, that the transaction does not represent an actual conflict of interest.

In addition, j2 Global’s Board of Directors has a policy that all transactions between a Board member and j2 Global be approved by a majority of members of the Board of Directors with the interested Board member recusing himself from such vote.

Currently, j2 Global is not a party to any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING

Under Rule 14a-8 of the Exchange Act, certain stockholder proposals may be eligible for inclusion in j2 Global’s proxy statement and form of proxy. The date by which stockholder proposals must be received by j2 Global so that they may be considered for inclusion in the proxy statement and form of proxy for j2 Global’s 2015 Annual Meeting of Stockholders is November 26, 2014 (or if the date of the next j2 Global annual meeting of stockholders is changed by more than 30 days from the date of the Annual Meeting, a reasonable time before j2 Global begins to print and mail its proxy materials). Assuming j2 Global holds the 2015 Annual Meeting of Stockholders on the anniversary of the Annual Meeting, stockholder proposals which a stockholder does not seek to include in the proxy statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act must be received by j2 Global no earlier than February 6, 2015, and no later than March 8, 2015 (unless there are fewer than 70 days between the date the next annual meeting is announced and the date it is held, in which case such advance notice must be given not more than 10 days after the date of the announcement).

Notice of a stockholder’s intent to nominate candidates for election as directors must be submitted within the deadline for submission of stockholder proposals. Stockholder proposals or notices of intent to nominate candidates for election as directors should be submitted to j2 Global, Inc. at its principal executive offices at 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028.

COST OF ANNUAL MEETING AND PROXY SOLICITATION

j2 Global is paying the expenses of this solicitation. j2 Global also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, the directors, officers and employees may solicit proxies in person or by telephone, fax, email or similar means.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, is being delivered to stockholders residing at the same address, unless such stockholders have notified j2 Global of their desire to receive multiple copies of the proxy statement or Notice of Internet Availability of Proxy Materials, as applicable.

j2 Global will promptly deliver, upon oral or written request, a separate copy of the proxy statement or Notice of Internet Availability of Proxy Materials, or annual reports, proxy statements or Notices of Internet Availability of Proxy Materials in the future, to any stockholder residing at an address to which only one copy was mailed. Additionally, stockholders sharing an address may request delivery of a single copy of annual reports, proxy statements or Notices of Internet Availability of Proxy Materials if they are receiving multiple copies of such documents. All such requests should be directed to j2 Global’s Secretary, 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028, (323) 860-9200.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or, for stockholders who own j2 Global stock through a bank or broker that provides for voting by telephone or over the Internet, submit voting instructions by telephone or the Internet.

The form of proxy and this proxy statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

By Order of the Board of Directors,

Richard S. Ressler
Chairman of the Board

Los Angeles, California
Dated: March 26, 2014

j2 GLOBAL, INC. 6922 HOLLYWOOD BOULEVARD SUITE 500 LOS ANGELES, CA 90028
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M69230-P46467                                            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

j2 GLOBAL, INC.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain

	1a.	Douglas Y. Bech	☐	☐	☐

	1b.	Robert J. Cresci	☐	☐	☐

	1c.	W. Brian Kretzmer	☐	☐	☐

	1d.	Richard S. Ressler	☐	☐	☐

	1e.	Stephen Ross	☐	☐	☐

	1f.	Michael P. Schulhof	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:
			For	Against	Abstain

2.	To ratify the appointment of BDO USA, LLP to serve as j2 Global's independent auditors for fiscal 2014.		☐	☐	☐

3.	To approve, in an advisory vote, the compensation of j2 Global's named executive officers.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M69231-P46467

j2 GLOBAL, INC.
Annual Meeting of Stockholders
May 7, 2014 at 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Nehemia Zucker, R. Scott Turicchi and Jeffrey D. Adelman, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of j2 GLOBAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, local time on 5/7/2014, at the Loews Hollywood Hotel, 1755 N. Highland Ave., Los Angeles, CA 90028, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side